To the Board of Directors of
ARCH Fund, Inc.
	and the
Securities and Exchange Commission:


We have examined management's assertion about the ARCH Fund, Inc.'s (the Funds') compliance with the requirements of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of May 30, 1997 and for the period from November 29, 1996 through May 30, 1997, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 30, 1997 and for the period from November 29, 1996 (the date of our last examination) through May 30, 1997, with respect to securities transactions, without prior notice to management:

	1. Confirmation of all securities held as of May 30, 1997 by institutions in book entry form by the Federal Reserve Bank of St. Louis, Bank of New York, Depository Trust Company, John Nuveen & Co., Aquila Distributors, Federated Investors, Chase Manhattan Bank, and Bankers Trust Company;

	2. Verification of all securities purchased/sold but not received/delivered and securities in transit as of May 30, 1997 via examination of underlying trade ticket or broker confirmation;

	3. Reconciliation of all such securities to the books and records of the Funds and the Mercantile Bank; and

	4. Agreement of five selected security purchases and five selected security sales since our last report date from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 30, 1997 and for the period from November 29, 1996 through May 30, 1997 is fairly stated, in all material respects.


This report is intended solely for the information and use of management of the ARCH Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



                                      /s/ KPMG PEAT MARWICK LLP
                                      -------------------------
                                      KPMG Peat Marwick LLP

Columbus, Ohio
August 27, 1997






June 16, 1997



   Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940



We, as members of management of The ARCH Fund, Inc. (the Funds), are responsible for complying with the requirements of subsections (b) and
(c) of Rule 17f-2, "Custody of Investments by Registered Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 30, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 30, 1997 and for the period from November 29, 1996 through May 30, 1997, with respect to securities reflected in the investment accounts of the Funds.


Sincerely,

/s/  WALTER B. GRIMM
--------------------
Walter B. Grimm
Assistant Secretary